Exhibit 99.3

Raging Capital Management, LLC
254 Witherspoon Street
Princeton, New Jersey 08542

______, 2010

_____________________
_____________________
_____________________

Re:	Bitstream Inc.

Dear _______:

This letter sets forth our mutual agreement with respect to compensation to be paid to you for your agreement to be named and serve as a nominee of Raging Capital Fund, LP (“Raging Capital”) for election as a director of Bitstream Inc. (the “Company”) at the Company’s 2010 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

In consideration of your agreement to be named and serve as a nominee of Raging Capital for election as a director of the Company at the Annual Meeting, the undersigned hereby agrees to pay you $10,000 in cash upon Raging Capital submitting a letter to the Company nominating you for election as a director of the Company (with such payment to be made as soon as reasonably practicable after you have been nominated).  You hereby agree to use such compensation to acquire securities of the Company (the “Nominee Shares”) at such time that you shall determine, but in any event no later than 14 days after receipt of such compensation.  If you are elected or appointed to serve as a director of the Company, you agree not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of your election or appointment as a director; provided, however, in the event that the Company enters into a business combination with a third party, you may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

This letter agreement shall bind and inure to the benefit of you and your heirs, successors and assigns.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

Very truly yours,

RAGING CAPITAL MANAGEMENT, LLC

By:
Name:	William C. Martin
Title:	Managing Member

ACCEPTED AND AGREED:

___________________________
[NOMINEE]